Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-280781) of Sunrise Realty Trust, Inc. of our report dated March 6, 2025, on our audits of the financial statements of Sunrise Realty Trust, Inc. as of December 31, 2024 and 2023, and for the year ended December 31, 2024 and for the period August 28, 2023 (date of formation) to December 31, 2023, which report is included in the Annual Report on Form 10-K of Sunrise Realty Trust, Inc. for the year ended December 31, 2024.

/s/ CohnReznick LLP

Baltimore, Maryland
March 6, 2025